Exhibit 3.1

THIRD AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ENLINK MIDSTREAM PARTNERS, LP

The undersigned, desiring to amend the Certificate of Limited Partnership of EnLink Midstream Partners, LP pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

FIRST:  The name of the limited partnership is EnLink Midstream Partners, LP.

SECOND:  Article III of the Certificate of Limited Partnership shall be amended as follows:

III.          The name and mailing address of the general partner are as follows:

Name	Mailing Address

EnLink Midstream GP, LLC	1722 Routh Street, Suite 1300
Dallas, TX 75201

IN WITNESS WHEREOF, the undersigned has duly executed this Third Amendment to the Certificate of Limited Partnership as of this 16th day of June, 2017.

GENERAL PARTNER:

ENLINK MIDSTREAM GP, LLC,

By:	/s/ Kendal C Talbott
Name:	Kendall C. Talbott
Title:	Assistant Secretary